Exhibit 99.1

Contact: Jennifer Cook Williams

Director

Corporate Communications

and Investor Relations

650-266-3200

CELL GENESYS REPORTS FOURTH QUARTER AND 2003 RESULTS

SOUTH SAN FRANCISCO, CA, January 26, 2004-Cell Genesys, Inc. (Nasdaq: CEGE) reported a net loss for the quarter ended December 31, 2003 of $17.3 million, or $0.43 per share, and a net loss for the year then ended of $56.6 million, or $1.48 per share. This compares with a net loss of $12.3 million and a net loss of $27.3 million in the same quarter and full year of 2002, respectively. The company's increase in net loss for 2003 is due primarily to continued investment in the company's multiple clinical-stage product development programs and lower revenues compared to 2002 due to the non- recurrence of certain one-time license fees. Cell Genesys ended 2003 with $160.3 million in cash and investments, including restricted cash, compared with $166.9 million at the end of 2002. Additionally, Cell Genesys continued to hold 7.4 million shares of its former subsidiary, Abgenix, Inc., at the end of 2003.

Revenues for the fourth quarter and year ended December 31, 2003 were $1.4 million and $18.1 million, respectively, compared with $2.0 million and $39.1 million in the comparable periods of 2002. The decrease in revenues in 2003 can be attributed primarily to a non-recurring license fee reported in 2002 of $26.0 million associated with a license agreement with Transkaryotic Therapies, Inc. (TKT) for the company's gene activation technology.

Research and development costs were $21.3 million and $85.3 million in the fourth quarter and year ended December 31, 2003, respectively, compared with $21.3 million and $75.1 million for the comparable periods of 2002. The annual increase can be attributed primarily to the company's expanding clinical programs for both its GVAX® cancer vaccines and oncolytic virus therapies.

"We are pleased with our progress during 2003 across our deep pipeline of biological therapies for cancer including our lead product candidate, GVAX® prostate cancer vaccine, which is targeted to enter Phase 3 clinical trials during the second quarter," stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. "Our financial strength and diversified business assets have enabled us to prepare for our approaching late stage clinical trials by establishing the necessary manufacturing infrastructure in advance of Phase 3 trials and potential market launch."

Fourth Quarter 2003 and Other Recent Highlights:
  Announced at the JP Morgan Healthcare Conference in January that Cell Genesys has conducted a successful clinical End of Phase 2 meeting with the FDA to support the company's plans to initiate the first of two Phase 3 clinical trials of GVAX® prostate cancer vaccine in the second quarter of 2004.
  Reported at the American Society of Hematology (ASH) Annual Meeting in December, interim clinical data from a Phase 2 trial of GVAX® cancer vaccine for acute myelogenous leukemia (AML). The preliminary findings of this trial indicate that vaccine therapy is well tolerated and may reduce residual leukemic cells that persist after chemotherapy as indicated by decreased levels of WT-1, a leukemia-associated genetic marker in the majority of patients tested to date. The WT-1 marker is detectable in over 95 percent of patients with active AML.
  Announced that Dennis L. Winger has joined Cell Genesys' board of directors. Mr. Winger is currently senior vice president and chief financial officer of Applera Corporation and was previously senior vice president of finance and administration and chief financial officer at Chiron Corporation. Mr. Winger brings over 30 years of industry finance experience to the Cell Genesys board, the majority of which has focused on the life sciences industry.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is pursuing three cancer product platforms-GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies. Clinical trials of GVAX® vaccines are under way in prostate cancer, lung cancer, pancreatic cancer, leukemia and myeloma. Clinical programs of oncolytic virus therapies include CG7870 for prostate cancer. Preclinical studies are in progress for additional GVAX® cancer vaccines, oncolytic virus therapies and antiangiogenesis therapies for multiple types of cancer. Cell Genesys' majority-owned subsidiary, Ceregene, Inc., is focused on gene therapies for neurologic disorders. Cell Genesys also continues to hold an equity interest in its former subsidiary, Abgenix, Inc., an antibody products company. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company's website at www.cellgenesys.com.

Cell Genesys will host its quarterly conference call to discuss events that occurred during the fourth quarter and to provide financial guidance for 2004 at 8:30 a.m. PST on Tuesday, January 27, 2004. Investors may listen to the webcast of the conference call live on Cell Genesys' website. A replay of the webcast will be available for at least 48 hours following the call. Alternatively, investors may listen to a replay of the call by dialing 800-475- 6701 from locations in the U.S. and 320-365-3844 from outside the U.S. The call-in replay will be available for 48 hours following the call. Please refer to reservation number 718389.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the application of the company's financial assets, the company's progress and results and timing of clinical trials, including Phase 3 trials of GVAX® prostate cancer vaccine, and preclinical programs, progress and capabilities of manufacturing facility sites and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of research and development programs, clinical trials, the regulatory approval process for clinical trials, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company's Annual Report on Form 10-K dated March 31, 2003 as well as Cell Genesys' reports on Forms 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

CONSOLIDATED STATEMENT OF OPERATIONS DATA
(in thousands except per share data)

                                                        Three months ended           Year ended
                                                           December 31,              December 31,
                                                   ------------------------  -----------------------
                                                       2003         2002         2003        2002
                                                   (unaudited)  (unaudited)  (unaudited)   (note 1)
                                                   ---------    -----------  ----------  -----------
Revenue ........................................ $    1,367   $      1,968  $   18,128  $    39,141
                                                   ---------    -----------  ----------  -----------

Operating expenses:
  Research and development......................     21,289         21,285      85,296       75,138
  General and administrative ...................      7,570          9,321      25,980       20,697
  Credit for purchased in-process technology....        --             --          --          (186)
                                                   ---------    -----------  ----------  -----------
    Total operating expenses....................     28,859         30,606     111,276       95,649
                                                   ---------    -----------  ----------  -----------
Loss from operations............................    (27,492)       (28,638)    (93,148)     (56,508)
Gain on sale of Abgenix, Inc. common stock......      2,733          2,246      12,638        2,246
Interest and other income.......................        633          2,711       4,832        9,942
Interest expense................................     (2,238)           (94)     (5,360)      (1,011)
                                                   ---------    -----------  ----------  -----------
Loss before minority interest and income taxes..    (26,364)       (23,775)    (81,038)     (45,331)
Loss attributed to minority interest............         --             --          --           96
                                                   ---------    -----------  ----------  -----------
Loss before income taxes........................    (26,364)       (23,775)    (81,038)     (45,235)
Income tax benefit..............................      9,343         12,225      24,632       18,636
                                                   ---------    -----------  ----------  -----------
Net loss........................................    (17,021)       (11,550)    (56,406)     (26,599)
Deemed dividend to preferred stockholders.......        230            702         230          702
                                                   ---------    -----------  ----------  -----------
Net loss attributed to common stockholders...... $  (17,251)  $    (12,252) $  (56,636) $   (27,301)
                                                   =========    ===========  ==========  ===========
Basic and diluted net loss per common share..... $    (0.43)  $      (0.34) $    (1.48) $     (0.76)
                                                   =========    ===========  ==========  ===========
Weighted average shares of common stock
     outstanding - basic and diluted............     39,662         36,454      38,177       35,889
                                                   =========    ===========  ==========  ===========

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

                                                            December 31,
                                                      --------------------------
                                                         2003           2002
                                                      --------------------------
                                                        (unaudited)   (note 1)
Cash, cash equivalents and short-term investments,
   including restricted cash and investments......... $  160,288   $    166,905
Receivable from Transkaryotic Therapies, Inc.........         --         15,000
Investment in Abgenix, Inc. common stock.............     91,936         64,076
Other current assets.................................      1,173          1,340
Property and equipment, net..........................    172,102        157,215
Noncurrent deferred tax assets.......................     34,247         13,349
Other assets.........................................        756          1,312
                                                        ---------    -----------
Total assets......................................... $  460,502   $    419,197
                                                        =========    ===========

Deferred revenue..................................... $    7,877   $      5,871
Deferred tax liabilities.............................     34,247         23,147
Other current liabilities............................     22,218         29,767
Noncurrent income tax liabilities....................     29,954         17,568
Noncurrent portion of debt financing.................     94,835         51,703
Noncurrent portion of facility lease obligation......     51,799         52,361
Series B preferred stock.............................      2,706          7,632
Stockholders' equity.................................    216,866        231,148
                                                        ---------    -----------
Total liabilities and stockholders' equity........... $  460,502   $    419,197
                                                        =========    ===========

Note 1. Derived from audited financial statements.